Exhibit 99.1

NEWS FOR RELEASE: 3/7/2008, 10:30am ET                    CONTACT: Lee Brown
                                                              (719) 481-7213
                                                       lee.brown@ramtron.com

                 RAMTRON APPOINTS ERIC KUO TO BOARD OF DIRECTORS

Colorado Springs, CO - March 7, 2008. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced the appointment of Eric Kuo to its board of directors. The addition of Mr. Kuo brings the Ramtron board to a total of seven directors.

"I am pleased to welcome Mr. Kuo as new member of the Ramtron board," said Bill Staunton, Ramtron CEO. "His extensive experience and impressive track record of building successful teams and driving growth in new markets will be of great value to us as we continue to globally expand Ramtron's sales and marketing presence."

Eric Kuo, a 30-year veteran in the semiconductor industry, is currently engaged as a consultant and advisor to the CEO of ICbank, a leading component business-to-business and business-to-consumer firm in Korea. Mr. Kuo is also a consultant and advisor to the management team of EEfocus, a leading electronics media company in Beijing.

Mr. Kuo retired from Fairchild Semiconductor (NYSE: FCS) in December 2007 as President and Managing Director of Asia Pacific, where he was responsible for expanding Fairchild's business in Asia, with an emphasis on greater China. Mr. Kuo's recent achievements at Fairchild include establishing and executing Fairchild's Asia Pacific growth strategy and establishing a strong technical support team across the region to accelerate design wins for Fairchild's power products franchise. During his tenure at Fairchild, he drove significant revenue growth within the Asia Pacific region, setting revenue records and growing the region to more than half of Fairchild's worldwide sales. Prior to joining Fairchild, Mr. Kuo was Director of Marketing for the Discrete Power and Signal Technologies Group at National Semiconductor (NYSE:
NSM) in California. Mr. Kuo also held various senior level sales and marketing management and business development positions at National Semiconductor in the Asia Pacific region.

Mr. Kuo received a B.S. degree in Management at National Chung Hsin University in Taiwan and his M.B.A. at Golden Gate University in San Francisco, CA.

About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (F-RAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, visit www.ramtron.com.

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